Exhibit 2.4

JULY 13, 2018

KLX INC.

and

KLX ENERGY SERVICES HOLDINGS, INC.

TRANSITION SERVICES AGREEMENT

5.9 Consent to Jurisdiction and Service of Process	15
5.10 Counterparts	16
5.11 WAIVER OF JURY TRIAL	16

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this Agreement), dated as of July 13, 2018 (the Effective Date), is entered into by and between KLX Inc., a corporation formed under the laws of the State of Delaware (KLX), and KLX Energy Services Holdings, Inc., a corporation formed under the laws of the State of Delaware (ESG SpinCo). KLX and ESG SpinCo are referred to herein individually as a Party and collectively as the Parties.

RECITALS

WHEREAS, KLX and The Boeing Company (the ASG Buyer) have entered into an Agreement and Plan of Merger on April 30, 2018 (the ASG Merger Agreement), pursuant to which a wholly owned subsidiary of the ASG Buyer (Merger Sub) will be merged with and into KLX, whereupon the separate existence of the Merger Sub shall cease, and KLX will continue as the surviving corporation and as a direct or indirect wholly owned subsidiary of the ASG Buyer (the ASG Merger);

WHEREAS, concurrently with the execution of this Agreement, KLX, KLX Energy Services LLC (KLX Energy Services) and ESG SpinCo are entering into a distribution agreement (the Distribution Agreement) pursuant to which, inter alia, KLX agrees to separate the ASG Business and the ESG Business through a taxable spin-off of the ESG Business into a separate publicly traded company upon the terms and subject to the conditions set forth in the Distribution Agreement;

WHEREAS, the Distribution Agreement contemplates that ESG SpinCo and KLX enter into this Agreement; and

WHEREAS, in connection therewith, KLX agrees to provide to the ESG Group, for the time periods set forth herein, certain services to support the operation of the ESG Business after the Distribution Date (as defined in the Distribution Agreement) in accordance with the terms and subject to the conditions set forth herein, in order to allow the ESG Group a period of time after the Distribution to make arrangements to purchase from one or more third parties, or develop the capability to perform itself, such services in connection with its independent operation.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements entered into herein and in the Distribution Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1                               Definitions

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Distribution Agreement.

1.2                               Terms

As used herein, the following terms have the following meanings:

Agreement has the meaning set forth in the Recitals.

ASG Buyer has the meaning set forth in the Recitals.

ASG Merger has the meaning set forth in the Recitals.

Benefit Plan means any plan, program, policy, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, employee pension, profit sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, deferred stock unit, other equity-based compensation, severance pay, retention, change in control, salary continuation, life, death benefit, health, hospitalization, workers’ compensation, sick leave, vacation pay, disability or accident insurance or other employee benefit plan, program, agreement or arrangement, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA) sponsored or maintained by such entity or to which such entity is a party.

Closing Date has the meaning set forth in the ASG Merger Agreement.

Confidential Information has the meaning set forth in Section 5.1(d).

Distribution Agreement has the meaning set forth in the Recitals.

Effective Date has the meaning set forth in the Preamble.

ESG SpinCo has the meaning set forth in the Recitals.

KLX has the meaning set forth in the Recitals.

KLX Confidential Information has the meaning set forth in Section 5.1(d).

Merger Sub has the meaning set forth in the Recitals.

Migration Plan has the meaning set forth in Section 2.6.

Reference Period means the twelve (12) month period prior to April 30, 2018.

Representatives means, with respect to a Party, (i) an Affiliate of such Party or (with respect to KLX) a subcontractor or delegate; (ii) any director, officer, or employee of such Party or of any such Party’s Affiliates; or (iii) any attorney, accountant, business, financial, technical or other advisor, or consultant retained by such Party, or any investor or potential purchaser of such Party.

Services means the services set forth in Exhibit A hereto.

Third Party Provider has the meaning set forth in Section 2.5.

Third Party Services has the meaning set forth in Section 2.5.

Transition Service Period has the meaning set forth in Section 3.1.

ARTICLE II
TRANSITION SERVICES; FEES

2.1                               Services; Time Period

Subject to the terms and conditions of this Agreement, KLX shall provide, or cause to be provided through its Affiliates or Third Party Providers, from and after the Distribution Date, each of the Services to the ESG Group. The Services shall be provided for the Transition Service Period unless terminated earlier in accordance with ARTICLE III.

2.2                               Fees and Invoicing

(a)                                 ESG SpinCo shall pay to KLX the fees set forth on Exhibit A with respect to each Service, plus the gross amount of any present or future Tax applicable to the provision of any Service. Notwithstanding the fees set forth on Exhibit A, in the event that KLX determines that a different fee for a Service is required as a result of a change in Applicable Law (and results from changes or developments generally applicable to KLX or its Affiliates), then such different fee may be charged with respect to such Service starting with the billing month immediately following the billing month in which KLX provides written notice to ESG SpinCo of such change if provided no later than two (2) weeks prior to the first day of such billing month, and, otherwise, on the next succeeding billing month.

(b)                                 KLX shall provide ESG SpinCo with invoices on a monthly basis for the applicable Services rendered during the preceding calendar month and any third party costs and expenses or other out-of-pocket costs and expenses that KLX incurs in providing ESG SpinCo with any Service. Such invoices shall be paid by ESG SpinCo within thirty (30) days following KLX’s issuance thereof. Amounts invoiced that remain unpaid thirty (30) days after receipt by ESG SpinCo will bear interest, accruing daily and being calculated and payable monthly in arrears on the last day of each and every month, at the lesser of ten percent (10%) per annum and the maximum rate allowed by Applicable Law. The Parties acknowledge and agree that failure by ESG SpinCo to pay amounts due hereunder, other than to the extent of and limited to any amount disputed in good faith and on reasonable grounds, pursuant to the terms of this Agreement is a material breach. ESG SpinCo may, in good faith, dispute any invoice issued by KLX hereunder, provided that (i) ESG SpinCo shall deliver a written statement to KLX prior to the date payment is due on the disputed invoice listing all disputed items and providing a description of the dispute, and (ii) ESG SpinCo shall timely submit payment of any amounts set forth on the disputed invoice that are not subject to the dispute. Each Party shall negotiate such invoice dispute in good faith for the purposes of resolving such dispute.

2.3                               Cooperation

Each Party agrees to use commercially reasonable efforts in good faith to cooperate with the other Party in all matters relating to the provision and receipt of the Services. KLX will have no liability for any failure to perform (or to timely perform) its obligations if such failure results from any member of the ESG Group’s failure to cooperate in any applicable matter relating to the provision and receipt of the Services, and any such KLX failure in such circumstances will not be deemed a breach of this Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall KLX’s obligation to cooperate with ESG SpinCo provided for under the terms of this Agreement require KLX to (a) advance funds to, or on behalf of, ESG SpinCo, (b) assume any liability or obligation of ESG SpinCo, or (c) to incur any new liability or obligation to any third party. To the extent any Service requires KLX to disburse funds on behalf of ESG SpinCo, upon written notice by KLX (which such notice may be based on an estimated amount subject to a subsequent “true-up” to the actual amount disbursed by KLX), ESG SpinCo shall provide such funds to KLX (subject, in the case of any estimated amount, to any subsequent “true-up”), in advance of such disbursement by KLX, by electronic funds transfer to an account designated by KLX in writing.

2.4                               Access to Systems

On or before the Distribution Date, ESG SpinCo shall inform in writing all employees of the ESG Group who have access to KLX’s information technology systems, telecommunications, networks and data, computer software, and hardware (collectively, the KLX Systems) pursuant to this Agreement or the Distribution Agreement or any ancillary agreements related to the transactions contemplated hereby or thereby, or in connection with the performance, receipt or delivery of any Service, (x) to comply with the written security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) of KLX (which may be updated from time to time during the Transition Service Period), and (y) that failure to abide by such policies and procedures shall be grounds for immediate termination of employment. ESG SpinCo shall, in addition, request access in writing from KLX (with consent for such access not to be unreasonably withheld) with respect to any additional personnel, advisors, agents or independent contractors of the ESG Group who are granted access to such systems by KLX after the Distribution Date of the foregoing prior to such individuals obtaining access to any such systems. ESG SpinCo shall cooperate and fully implement this Section 2.4 and shall be liable to KLX for any breach hereof by any of its Representatives. The Parties acknowledge that additional conditions and restrictions may apply to satisfy the requirements of Governmental Authorities and Applicable Laws with respect to any KLX Systems subject to a government security classification. For the avoidance of doubt, the KLX Systems shall exclude the information technology systems, telecommunications, networks and data, computer software, and hardware of ASG Buyer and its Affiliates (other than the KLX Group).

2.5                               Subcontractors

(a)                                 ESG SpinCo understands that KLX may, in its sole discretion, subcontract to any third party (each, a Third Party Provider and collectively, Third Party Providers) or any of KLX’s Affiliates the performance of any or all of the Services to be provided hereunder (Third Party Services). For the avoidance of doubt, Third Party Services shall include licenses of third party software to KLX for which access is being provided to ESG SpinCo in connection with the provision of a Service hereunder. KLX may subcontract the performance of any Service hereunder so long as such subcontract does not result in any additional cost or liability to ESG SpinCo or degradation of service provided in any material respect and KLX remains fully obligated for the underlying performance of the Service hereunder, subject to the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained herein, the obligations of KLX hereunder and the terms of this Agreement are subject to the provisions of all applicable contracts with Third Party Providers.

(b)                                 To the extent that any Service is a Third Party Service that requires the procurement, modification and/or maintenance of any license of any third party material or service, or the consent by a Third Party Provider to allow such material or service to be utilized in connection with the provision of such Service to the ESG Group, ESG SpinCo (with the cooperation of KLX, where the Parties mutually deem appropriate) shall procure the necessary rights for KLX to provide, and the ESG Group to receive, such Service and ESG SpinCo will be responsible to pay all incremental charges and costs associated therewith. In no event shall KLX be required to obtain any additional consents of Third Party Providers in connection with the provision of the Third Party Services to the ESG Group or incur incremental expenses as a result of the provision of the Third Party Services to the ESG Group. If consent is not obtained from a Third Party Provider for any applicable Third Party Service for any reason, KLX shall be relieved of its obligation to perform such Third Party Service and the Parties will cooperate in good faith to reach agreement on an acceptable work-around or alternative arrangement, but in no case shall failure to obtain any such consent be deemed a breach or failure by KLX to perform its obligations under this Agreement or the Distribution Agreement or any ancillary agreements related to the transactions contemplated hereby or thereby.

(c)                                  In the event that any Third Party Provider objects to KLX’s provision of a particular Third Party Service applicable to such Third Party Provider to the ESG Group, including any objection on the basis that the provision of such Service is not permitted pursuant to the terms of KLX’s (or its Affiliates’) contract with such Third Party Provider, or the provision of such Service violates Applicable Law, then, notwithstanding anything to the contrary herein, KLX may immediately cease providing, and the ESG Group must immediately cease using, such Third Party Service. In no case shall the cessation of the provision of a Third Party Service pursuant to this Section 2.5(c) be deemed a breach or failure by KLX to perform their obligations under this Agreement or the Distribution Agreement or any ancillary agreements contemplated hereby or thereby.

2.6                               Migration Planning

Immediately on signing this Agreement (if not already established prior to the date of this Agreement), the Parties shall establish a joint transition project team to begin planning for the efficient migration of the Services to the IT systems or other facilities of the ESG Group, or of third parties approved by KLX in writing (approval not to be unreasonably withheld or delayed). The Parties shall work together in good faith to finalize a plan to achieve such migration (the Migration Plan) as soon as reasonably practicable after the Effective Date. ESG SpinCo shall be primarily responsible for preparing and documenting the Migration Plan, subject to KLX’s review and final approval. The Parties shall, and shall cause their Affiliates to, comply with their obligations set out in the Migration Plan. KLX shall charge ESG SpinCo for its time spent and other reasonably incurred expenses in complying with its Migration Plan obligations in accordance with Exhibit A.

2.7                               Compliance Matters

Each Party shall comply with Applicable Laws in connection with this Agreement and, subject to Section 2.5, shall obtain and maintain in force all licenses, consents, permits and regulatory approvals that are necessary in connection with this Agreement. Neither Party assumes any responsibility for compliance by the other Party with any Applicable Laws applicable to the other Party (and, for the avoidance of doubt, ESG SpinCo shall be responsible for ensuring that the operations of the ESG Business complies with all Applicable Laws on and from the Effective Date). Neither KLX nor any Third Party Provider shall be required to provide any Service to the extent the performance of such Service would constitute a violation of, or would result in the breach of, any Applicable Law.

2.8                               Limitation of Services

Services provided under this agreement shall generally be limited to transitional access to systems and data that are necessary for ESG SpinCo to operate. Notwithstanding anything to the contrary herein, in no event shall KLX be obligated to (a) make modifications to its existing systems; (b) acquire additional assets, equipment, rights or properties (including computer equipment, software, furniture, furnishings, fixtures, machinery, vehicles, tools and other personal property) that are not in KLX’s or any of its Affiliates’ ordinary course of operations; (c) hire additional employees; (d) pay any costs related to the transfer or conversion of data from KLX or any of its Affiliates to the ESG Group; or (e) perform any Services that would cause KLX to violate its contractual obligations to any other Party or would violate any applicable requirements, consents, policies or approval of any Governmental Authority, relating to the subject matter of the services at issue.

ARTICLE III
TERM; TERMINATION

3.1                               Term

The term of this Agreement shall commence on the Effective Date and shall terminate upon the earlier of (a) the date that is six (6) months after the Closing Date and (b) the date on which this Agreement has been terminated in accordance with Section 3.2(a) (the Transition Service Period). ESG SpinCo shall, and shall cause the ESG Group to, use commercially reasonable efforts to end the ESG Group’s dependency on and use of each Service as promptly as is reasonably practicable after the Effective Date.

3.2                               Termination Rights

(a)                                 Notwithstanding the foregoing, or anything else set forth in this Agreement to the contrary, this Agreement or any bundle of Services provided hereunder (e.g., Treasury Services, Internal Audit Services, Tax Services) may be terminated as follows:

(i)                                     except as otherwise provided by Applicable Law, by either ESG SpinCo or KLX at any time upon written notice to the other Party, if (A) the non-terminating Party is adjudicated as bankrupt, (B) any insolvency, bankruptcy or reorganization proceeding is commenced by the non-terminating Party under Applicable Law relating to bankruptcy, insolvency, reorganization and the relief of debtors, (C) any action is taken by others against the non-terminating Party under Applicable Law relating to bankruptcy, insolvency, reorganization and the relief of debtors, and such non-terminating Party fails to have such proceeding stayed or vacated within ninety (90) days or (D) if the non-terminating Party makes an assignment for the benefit of creditors, or a receiver is appointed for such non-terminating Party which is not discharged within thirty (30) days after the appointment of the receiver;

(ii)                                  by either ESG SpinCo or KLX at any time upon written notice to the non-terminating Party if the non-terminating Party commits a material breach of any of its obligations under this Agreement, and, if such material breach is capable of remedy, fails to remedy it within thirty (30) days after receiving written notice of such material breach;

(iii)                               by KLX at any time upon written notice to ESG SpinCo, if ESG SpinCo fails to pay the amount of any undisputed fees or costs in accordance with Section 2.2 and such failure is not cured within ten (10) days after written notice from KLX or its applicable Affiliate;

(iv)                              upon twenty-four (24) hours prior notice, by KLX upon any breach of Section 2.4 that has caused or is reasonably anticipated to cause, in each case as determined by KLX in its sole discretion, material harm to either (A) any part of the KLX Systems or (B) any information technology systems, telecommunications, networks and data, computer software or hardware that interface with or are connected or related to any part of the KLX Systems, including, after the Closing, the information technology systems, telecommunications, networks and data, computer software or hardware of the ASG Buyer or any of its Affiliates; and

(v)                                 by ESG SpinCo if ESG SpinCo is able to end its dependency on such bundle of Services prior to the end of the relevant service term for such bundle in accordance with Section 3.1; provided, that ESG SpinCo shall give KLX prior written notice of the date that such termination is to be effective (or such shorter notice as may be agreed upon by ESG SpinCo and KLX). For purposes of this Section 3.2(a), a bundle of services shall be defined as the services that are under a functional heading on Exhibit A (e.g., Treasury Services).

(b)                                 In the event of termination of this Agreement and all of the Services as provided herein, this Agreement will be of no further force or effect, KLX shall have the right to cease performing all Services as of the date of such termination and ESG SpinCo shall pay all fees and costs related to any and all Services provided through the effective date of such termination and the Parties shall pay one another any other amounts owed hereunder; provided, however, that no termination of this Agreement shall affect this paragraph or any of Section 2.2 (solely with respect to unpaid fees), Sections 4.1, 4.2, 4.3 or 4.4 or ARTICLE V, which sections shall survive any termination of any Service or this Agreement.

ARTICLE IV
LIMITATION ON LIABILITY

4.1                               Nature of Services

(a)                                 ESG SpinCo acknowledges that no member of the KLX Group is in the business of providing services such as the Services to third parties not affiliated with KLX, and that KLX agrees to provide the Services only as an accommodation to the ESG Group in connection with the transactions contemplated by the Distribution Agreement. Notwithstanding the foregoing, KLX shall provide, and shall use commercially reasonable efforts to cause any Third Party Providers to provide, the Services in substantially the same manner and at a level that is not materially less favorable than its past practices as they existed during the Reference Period. For the avoidance of doubt, no member of the KLX Group shall have any obligation to (i) correct any errors or performance issues with systems or software, so long as such systems and software are performing in substantially the same manner and at a level that is not materially less favorable than KLX Group’s or any applicable Third Party Providers’ past practices as they existed during the Reference Period, and (ii) provide, or cause to be provided, any Service (A) in a volume or quantity or at a level of service that exceeds the volumes, quantities or levels of the services provided to the ESG Group that are reasonably necessary for the ESG Group to conduct its business in a manner substantially similar to the manner in which such business was conducted during the Reference Period, or (B) in a jurisdiction where the ESG Group did not operate immediately prior to the Effective Date and where, on the written advice of legal counsel to KLX, a permit, license or other authorization from a Governmental Authority is required to perform the Service in such jurisdiction and KLX does not hold such a permit, license or authorization. In providing the Services, the KLX Group shall accord, and shall use commercially reasonable efforts to cause any Third Party Providers to accord, to the ESG Group no less than the substantially same priority and treatment under comparable circumstances as the KLX Group, or any applicable Third Party Provider, provided during the Reference Period.

(b)                                 To the extent that ESG SpinCo believes that there has been a breach by KLX of the terms of Section 4.1(a), prior to seeking any other remedy that ESG SpinCo may have, ESG SpinCo shall notify KLX in writing of such alleged breach and ESG SpinCo and KLX shall use their commercially reasonable efforts to arrange personal meetings or telephone conferences as needed, at mutually convenient times and places, to attempt to resolve the dispute. KLX, however, shall be deemed not to have breached its obligations under Section 4.1(a) if, within thirty (30) days after notification pursuant to this Section 4.1(b), KLX’s delivery of the applicable Service is in compliance with such obligations under Section 4.1(a).

4.2                               Limitations on Liability; Disclaimer of Warranties

(a)                                 Limitation on Liability of KLX.

(i)                                     KLX shall not be liable should any Third Party Provider exercise a contractual right, whether express or implied, arising by operation of law or otherwise, to refuse to consent to the provision of, or purchases of, Third Party Services for the benefit of the ESG Group, and ESG SpinCo shall be liable for any awards, damages, losses, liabilities, obligations and costs (including attorney’s fees) in connection therewith, or any Third Party Provider’s claims related to such Third Party Services delivered or rendered for the ESG Group’s benefit.

(ii)                                  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, (I) IN NO EVENT SHALL KLX BE LIABLE UNDER THIS AGREEMENT EXCEPT (A) WITH RESPECT TO THE PERIOD AFTER THE CLOSING DATE, TO THE EXTENT KLX IS GROSSLY NEGLIGENT OR HAS ENGAGED IN WILLFUL MISCONDUCT, OR (B) WITH RESPECT TO THE “LEGAL ASSISTANCE” BUNDLE OF SERVICES, TO THE EXTENT KLX IS GROSSLY NEGLIGENT OR HAS ENGAGED IN WILLFUL MISCONDUCT, (II) KLX’S MAXIMUM LIABILITY, AND THE SOLE REMEDY OF ESG SPINCO, FOR ANY BREACH OF THIS AGREEMENT OR OTHERWISE WITH RESPECT TO THE SERVICES IS A REFUND OF AMOUNTS UP TO THE TOTAL FEES PAID FOR THE PARTICULAR SERVICE WITH RESPECT TO SUCH BREACH OR OTHERWISE WITH RESPECT TO THE SERVICES, AND (C) IN NO EVENT SHALL KLX BE LIABLE FOR THE ACTS, FAILURE TO ACT, OR OMISSIONS OF ANY THIRD PARTY PROVIDER (OR THE EMPLOYEES OR AGENTS THEREOF) IN RESPECT OF THE THIRD PARTY SERVICES.

(b)                                 Limitation on Damages. EXCEPT WITH RESPECT TO (A) ESG SPINCO’S FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, (B) ESG SPINCO’S BREACH OF SECTION 5.1, (III) ESG SPINCO’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE IV, OR (IV) IN THE EVENT THIS AGREEMENT IS TERMINATED BY KLX PURSUANT TO SECTION 3.2(a)(iv) OR FOR MATERIAL BREACH BY ESG SPINCO

PURSUANT TO SECTION 3.2(a)(ii), IN NO EVENT SHALL ANY PARTY HERETO AND/OR THE MEMBERS OF THEIR RESPECTIVE GROUPS OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY FOR INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND RELATED TO THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, LOST PROFITS, LOSS OF DATA OR BUSINESS INTERRUPTION.

(c)                                  Representations and Warranties.

(i)                                     Mutual Representations and Warranties. Each Party represents and warrants to the other Party that: (A) it is duly organized and validly existing under the laws of the jurisdiction in which it was organized and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (B) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and (C) this Agreement is a legal and valid obligation binding upon it and enforceable against it in accordance with the Agreement’s terms.

(ii)                                  Disclaimer of Warranties. THERE ARE NO WARRANTIES RELATING TO THE SERVICES OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ACCURACY OR SUITABILITY OF DATA, TITLE AND NON-INFRINGEMENT OF ANY SOFTWARE OR HARDWARE PROVIDED HEREUNDER, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE.

4.3                               Indemnification

Except as otherwise specifically set forth in any provision of this Agreement, the Distribution Agreement or any other Ancillary Agreement, following the Effective Time, ESG SpinCo shall, and shall cause the other members of the ESG Group to, indemnify, defend and hold harmless the KLX Indemnitees from and against any and all Losses arising out of, by reason of or otherwise in connection with (i) the provision of or the ESG Group’s receipt or use of the Services, (ii) ESG SpinCo’s (or a member of the ESG Group’s) exercise of its rights under this Agreement or (iii) any breach by any member of the ESG Group of this Agreement.

4.4                               Employment-Related Liabilities

In the event that any member of the KLX Group is determined by any administrative agency or court of competent jurisdiction to be an employer of any of the ESG Group’s employees or agents, or is otherwise deemed to be or required to become an employer of such employees or agents of the ESG Group pursuant to any Applicable Laws, for the purpose of any Tax or to provide such employees or agents with compensation, benefits, coverages, damages or other payments under: (a) any Benefit Plan of the ESG Group, (b) any state unemployment insurance, worker’s compensation or disability benefits programs, (c) Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, ERISA, the Worker Adjustment Retraining and Notification Act or any other local, state or federal civil rights or employment statue, (d) the Federal Insurance Contributions Act, as amended, the Federal Unemployment Tax Act or the Fair Labor Standards Act, as amended, or any local or state analogue thereof, or (e) any other Applicable Law, then ESG SpinCo shall be financially responsible for, and shall indemnify, hold harmless and reimburse KLX (or the applicable Affiliate thereof) for the total costs of any compensation, benefits, coverage, taxes, damages, penalties or other payments provided by KLX (or any Affiliate thereof), together with related attorney’s fees and other Losses, on account of same.

4.5                               Force Majeure

KLX shall not be responsible for any delay or failure to perform any of its obligations hereunder due to any cause or causes beyond its control, including any of the following: labor disturbances, accidents, hurricanes, fires, floods, wars, riots, rebellions, blockages, acts of governments, acts of terrorism, governmental requirements and regulations, restrictions imposed by law, interruption or outages of communication or data networks or power supply, infrastructure disruptions, or any criminal or tortious acts of any person other than KLX.

ARTICLE V
MISCELLANEOUS

5.1                               Owned Intellectual Property

(a)                                 The Parties hereby acknowledge and agree that, as between the Parties, any and all Intellectual Property (including data) and other proprietary rights owned by a Party or any of its Affiliates or licensed to such Party or any of its Affiliates by a third party shall remain at all times the sole and exclusive property and assets of such Party. Without limiting the transitional license, no Party or any of its Affiliates will gain, by virtue of this Agreement, any rights of ownership or, except as explicitly stated herein, use for any patents, copyrights, trade secrets, trademarks, data or any other Intellectual Property rights owned by the other Party or any of its Affiliates. In no event shall KLX by virtue of performing the Services, or ESG SpinCo by virtue of receiving the Services, be required to transfer or deliver any Intellectual Property to the other Party.

(b)                                 License. During the term of this Agreement, ESG SpinCo, on behalf of itself and the ESG Group, hereby grants to KLX and its subsidiaries a worldwide, nonexclusive, royalty-free, fully paid-up, non-transferable, non-sublicensable (except to KLX’s subcontractors performing hereunder on KLX’s behalf) license under its Intellectual Property solely to the extent necessary for KLX and its Affiliates to perform the Services.

(c)                                  License. During the term of this Agreement, KLX, on behalf of itself and its subsidiaries, hereby grants to the ESG Group a worldwide, nonexclusive, royalty-free, fully paid-up, non-transferable, non-sublicensable license under its Intellectual Property solely to the extent necessary for ESG SpinCo and its Affiliates to receive the Services.

(d)                                 Confidentiality. Notwithstanding any termination of this Agreement, (i) ESG SpinCo shall hold in strict confidence and not disclose or release or use, and shall cause each of its Representatives and the other members of the ESG Group to hold in strict confidence and not disclose or release or use, without the prior written consent of KLX, any and all information of the KLX Group obtained in connection with this Agreement (the KLX Confidential Information), and (ii) KLX shall hold in strict confidence and not disclose or release or use, and shall cause each of its Representatives and the other members of the KLX Group to hold in strict confidence and not disclose or release or use, without the prior written consent of ESG SpinCo, any and all information of the ESG Group obtained in connection KLX’s performance of the Services (the ESG Confidential Information, and together with the KLX Confidential Information, Confidential Information); provided, however, that the Parties may disclose, or may permit disclosure of, Confidential Information (A) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (B) if the Parties are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Applicable Law or stock exchange rule, (C) as required in connection with any legal or other proceeding by one Party against the other Party, or (D) as necessary in order to permit a Party to prepare and disclose its financial statements, tax returns or other required disclosures. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (B) above, each Party shall, to the extent not prohibited by Applicable Law, promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will reasonably cooperate in obtaining, at the sole cost of the Party seeking such order or other remedy. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall use commercially reasonable efforts, at the sole cost and expense of the Party whose Confidential Information is required to be disclosed, to ensure that confidential treatment is accorded such information. Notwithstanding anything in this Agreement to the contrary, each Party hereby acknowledges that the other Party, in addition to any other remedies available to it for any breach or threatened breach of this Section 5.1(d), shall be entitled to seek a preliminary injunction, temporary restraining order or other equivalent relief restraining such Party from any such breach or threatened breach.

5.2                               Notices

All notices, consents, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail or facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Party at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.2):

(i)                                     if to ESG SpinCo, to:

KLX Energy Services Holdings, Inc.

1300 Corporate Center Way

Wellington, FL 33414

Attention: Tom McCaffrey

Facsimile: (561) 791-5479

Email: Tom.Mccaffrey@KLX.com;

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Phone: (212) 277-4000

Fax: (212) 277-4001

Email:            Valerie.Jacob@freshfields.com

Omar.Pringle@freshfields.com

Attention: Valerie Ford Jacob, Esq.

Omar Pringle, Esq.

(ii)                                  if to KLX to:

KLX Inc.

1300 Corporate Center Way

Wellington, FL 33414

Phone: (561) 383-5100

Facsimile: (561) 791-5479

Email: Roger Franks

Attention: General Counsel;

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Phone: (212) 277-4000

Fax: (212) 277-4001

Email:            Valerie.Jacob@freshfields.com

Omar.Pringle@freshfields.com

Attention: Valerie Ford Jacob, Esq.

Omar Pringle, Esq.

5.3                               Interpretation; Certain Definitions

(a)                                 The Parties have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(b)                                 The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to July 13, 2018, unless the context requires otherwise. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All references to “dollars” or “$” refer to currency of the United States.

5.4                               Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Distribution be consummated as originally contemplated to the fullest extent possible.

5.5                               Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Applicable Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 5.5 shall be null and void.

5.6                               Entire Agreement

This Agreement (including the exhibits, annexes and appendices hereto and any other agreement entered into by and between the Parties in connection herewith) constitutes, together with the Ancillary Agreements, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, by and between the Parties with respect to the subject matter hereof.

5.7                               No Third Party Beneficiary

This Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder.

5.8                               Governing Law

This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of KLX and ESG SpinCo in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Applicable Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Applicable Laws of any jurisdiction other than the State of Delaware.

5.9                               Consent to Jurisdiction and Service of Process

(a)                                 Each of the Parties hereby, with respect to any legal claim or Proceeding arising out of this Agreement or the transactions contemplated by this Agreement, (i) expressly and irrevocably submits, for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iii) agrees that it will not bring any claim or Proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts and (iv) waives, to the fullest extent it may legally and effectively do so, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any objection which it may now or hereafter have to the laying of venue of any claim or Proceeding arising out of or relating to this Agreement. Notwithstanding the foregoing, each of KLX and ESG SpinCo agrees that a final and non-appealable judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b)                                 Each Party irrevocably consents to the service of process in any claim or Proceeding with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party may be made by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.2 and such service of process shall be sufficient to confer personal jurisdiction over such Party in such claim or Proceeding and shall otherwise constitute effective and binding service in every respect.

5.10                        Counterparts

This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

5.11                        WAIVER OF JURY TRIAL

EACH OF KLX AND ESG SPINCO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BETWEEN ANY OF THEM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF KLX OR ESG SPINCO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the Effective Date.

KLX Inc.

By:	/s/ Thomas P. McCaffrey
Name: Thomas P. McCaffrey
Title: President and Chief Operating Officer

KLX Energy Services Holdings, Inc.

By:	/s/ Thomas P. McCaffrey
Name: Thomas P. McCaffrey
Title: Vice President